Exhibit 99.1

FOR IMMEDIATE RELEASE

BONDS.COM GROUP, INC. COMPLETES $4.35 MILLION PRIVATE PLACEMENT AND MERGES INTO PUBLIC SHELL

Boca Raton, Florida - December 21, 2007 - Bonds.com Holdings, Inc. (“Bonds.com” or the “Company”), provider of pioneer comprehensive zero subscription fee online platforms in the fixed income marketplace, announced today it completed a reverse merger with IPORUSSIA, Inc. (“IPORUSSIA”), a publicly traded shell company (OTC BB: IRUA).

On November 2, 2007, Bonds.com completed a private placement of common stock and warrants to certain accredited institutional investors and other high net worth individuals for gross proceeds of $4.35 million. As part of the private placement, Bonds.com issued a total of 1,314,135 shares of Bonds.com common stock at a per share issuance price of $3.31, along with five-year warrants to purchase an additional 657,111 shares of common stock, exercisable at $4.14 per share.

At the closing of the reverse merger, IPORUSSIA issued to Bonds.com’s stockholders 57,542,704 shares of IPORUSSIA common stock, representing approximately 94.4% of the post closing outstanding shares of IPORUSSIA, in exchange for all of Bonds.com’s outstanding ordinary shares. Additionally, IPORUSSIA issued warrants to purchase 4,942,264 shares of IPORUSSIA common stock, exercisable at $0.66 per share, in exchange for existing warrants to purchase ordinary shares of Bonds.com. Bonds.com expects to have approximately 60,932,551 shares of common stock outstanding and approximately 67,767,627 shares outstanding on a fully diluted basis.

Keating Securities, LLC acted as exclusive placement agent to Bonds.com in the private placement offering and Keating Investments, LLC acted as sole financial advisor to IPORUSSIA in the reverse merger. Feldman Weinstein & Smith LLP and David M. Becker of Rele & Becker, LLC acted as legal counsel for the reverse merger.

Shortly after the closing of the reverse merger, IPORUSSIA changed its corporate name to Bonds.com Group, Inc.

“We are extremely pleased with this transaction and very optimistic about our Company’s future. The infusion of capital will provide Bonds.com the ability to expand the scale of our already robust inventory and product line and launch a dynamic, multi-media marketing campaign to create maximum fixed income investor awareness,” stated John J. Barry, Bonds.com President and CEO. Mr. Barry further stated, “We expect the online trading platform, combined with the tremendous brand value of the domain name www.bonds.com, to help Bonds.com immediately become a leader in the fixed income marketplace.”

About Bonds.com Group, Inc. Bonds.com Group, Inc. (www.bondsfinancial.com) serves institutional and self-directed individual investors by providing a comprehensive zero subscription fee online platform, inventory from a wide selection of competing sources, a user-friendly platform and robust educational materials. With unmatched marketability of the domain name www.bonds.com, commitment to key advertising initiatives and a team of experienced account managers, Bonds.com is poised to redefine the $26.0 trillion fixed income marketplace.

About the Keating Companies
Founded in 1997, Keating Investments, LLC (www.keatinginvestments.com) is the parent company of Keating Securities, LLC, a Denver-based broker-dealer and FINRA member that provides a turnkey solution to private companies going public via reverse merger. After Market Support, LLC is a wholly-owned subsidiary of Keating Investments, LLC that provides investor financial marketing services to public companies that have gone public via reverse merger or other alternatives to an IPO.

Contact:
After Market Support, LLC
Elizabeth S. Sklaroff
Phone: (720) 489-4916
elizabeth.sklaroff@aftermarketsupport.com

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Factors that may affect these forward-looking statements include, among others, our ability to raise capital, the decisions of third parties over which we have no control, the state of the telecommunications industry, technological changes and other factors set forth from time to time in our public statements. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date of this news release.

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